NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES FISCAL 2020 SECOND QUARTER RESULTS

NEW YORK, NEW YORK (July 9, 2020) Griffin Industrial Realty, Inc. (Nasdaq: GRIF) (“Griffin”) reported total revenue of $9,315,000 and $18,979,000 for the three months ended May 31, 2020 (the “2020 second quarter”) and six months ended May 31, 2020 (the “2020 six month period”), respectively, as compared to $17,081,000 and $26,384,000 for the three months ended May 31, 2019 (the “2019 second quarter”) and six months ended May 31, 2019 (the “2019 six month period”), respectively. The decline in total revenue in the 2020 second quarter and 2020 six month period, versus the comparable 2019 periods, reflected decreases in revenue from property sales partially offset by increases in rental revenue.

Rental revenue increased to $9,214,000 and $18,128,000 in the 2020 second quarter and 2020 six month period, respectively, from $8,421,000 and $16,858,000 in the 2019 second quarter and 2019 six month period, respectively. The increases in rental revenue in the 2020 second quarter and 2020 six month period, versus the comparable 2019 periods, were principally due to rental revenue from industrial/warehouse buildings added to Griffin’s portfolio subsequent to May 31, 2019, reflecting the purchase of three industrial/warehouse buildings in Orlando, Florida and the initial leasing in one of the two industrial/warehouse buildings in the Charlotte, North Carolina area and, to a lesser extent, an increase in rental revenue from other industrial/warehouse buildings.

Revenue from property sales was $101,000 and $851,000 in the 2020 second quarter and 2020 six month period, respectively, as compared to $8,660,000 and $9,526,000 in the 2019 second quarter and 2019 six month period, respectively. Revenue from property sales in the 2020 six month period principally reflected a small sale of undeveloped land in Windsor, Connecticut. Revenue from property sales in the 2019 second quarter and 2019 six month period principally reflected $7,700,000 from the sale of approximately 280 acres of undeveloped land in Simsbury, Connecticut. The lower revenue from property sales in the 2020 second quarter and 2020 six month period, as compared to the 2019 second quarter and 2019 six month period, resulted in the gains from property sales (revenue from property sales less costs related to property sales) being $7,569,000 and $7,037,000 lower in the 2020 second quarter and 2020 six month period, respectively, than the gains from property sales in the 2019 second quarter and the 2019 six month period, respectively. Property sales occur periodically and year to year changes in revenue and gains from property sales may not be indicative of any trends in Griffin’s real estate business.

Griffin reported a net loss for the 2020 second quarter of ($693,000) and a basic and diluted net loss per share of ($0.14), as compared to net income of $5,819,000 and basic and diluted net income per share of $1.15 and $1.14, respectively, for the 2019 second quarter. For the 2020 six month period, Griffin reported a net loss of ($1,013,000) and a basic and diluted net loss per share of ($0.20), as compared to net income of $5,233,000 and basic and diluted net income per share of $1.03 for the 2019 six month period. The net losses incurred in the 2020 second quarter and 2020 six month period, as compared to net income in the 2019 second quarter and 2019 six month period, principally reflected a lower gain from property sales and increases in depreciation and amortization expense, general and administrative expenses and interest expense in the 2020 second quarter and 2020 six month period, as compared to the 2019 second quarter and 2019 six month period, which more than offset an increase in operating income from leasing1 (“Leasing NOI”), which Griffin defines as rental revenue less operating expenses of rental properties, and lower income taxes in the 2020 second quarter and 2020 six month period, as compared to the 2019 second quarter and 2019 six month period.

Leasing NOI and operating income from leasing on a cash basis1 (“Cash Leasing NOI”) for Griffin’s industrial/warehouse properties and total portfolio were as follows:

	Second Quarter			Six Month Period
	2020	2019	Increase	2020	2019	Increase
Industrial/Warehouse:
Leasing NOI	$5,858,000	$5,270,000	11.2%	$11,225,000	$10,381,000	8.1%
Cash Leasing NOI	$5,471,000	$4,924,000	11.1%	$10,518,000	$9,422,000	11.6%

Total:
Leasing NOI	$6,744,000	$6,002,000	12.4%	$12,802,000	$11,774,000	8.7%
Cash Leasing NOI	$6,204,000	$5,624,000	10.3%	$11,750,000	$10,766,000	9.1%

The increases in Leasing NOI and Cash Leasing NOI principally reflected the increases in rental revenue as a result of more space under lease in the 2020 second quarter and 2020 six month period, as compared to the 2019 second quarter and 2019 six month period, due mostly to the industrial/warehouse buildings added to Griffin’s portfolio subsequent to May 31, 2019, and to a lesser extent, from improved occupancy and increases in rental rates in Griffin’s other industrial/warehouse properties. Partially offsetting the increase in Leasing NOI were increases in depreciation and amortization expense, general and administrative expenses and interest expense in the 2020 second quarter and 2020 six month period, as compared to the 2019 second quarter and 2019 six month period. The increase in depreciation and amortization expense was principally due to the buildings added to Griffin’s portfolio subsequent to May 31, 2019. The increase in general and administrative expenses principally reflected legal and consulting fees related to Griffin’s previously announced efforts to pursue conversion to a real estate investment trust. The increase in interest expense principally reflected the higher amount of mortgage loans outstanding and increased borrowings under Griffin’s credit lines in the 2020 second quarter and 2020 six month period, as compared to the 2019 second quarter and 2019 six month period, principally related to Griffin’s acquisition and development activities.

Griffin’s industrial/warehouse space, consisting of approximately 4,206,000 square feet, comprised 91% of Griffin’s real estate portfolio and was 94.3% leased (99.7% leased for stabilized properties2) as of May 31, 2020. Griffin’s office/flex space of approximately 433,000 square feet was 65.2% leased as of May 31, 2020. Griffin’s total real estate portfolio of approximately 4,639,000 square feet was 91.6% leased as of May 31, 2020 (96.2% leased for stabilized properties2).

1 Leasing NOI and Cash Leasing NOI are not financial measures in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”). They are presented because Griffin believes they are useful financial indicators for measuring results of its real estate leasing activities. However, they should not be considered as alternatives to operating income as measures of operating results in accordance with U.S. GAAP.

2 Stabilized properties reflect buildings that have reached 90% leased or have been in-service for at least one year since development completion or acquisition date, whichever is earlier. Stabilized properties exclude 160 and 180 International Drive in the Charlotte, North Carolina area that were completed in the 2019 fourth quarter and were 37.1% leased as of May 31, 2020 and 170 Sunport Lane, which was acquired in the 2020 second quarter and was 25.9% leased as of May 31, 2020.

Rent Collection/COVID-19 Impact

Griffin collected essentially 100% of April rent and 99% of rent in both May and June. In the first several weeks after the onset of the COVID-19 pandemic in the United States in March, Griffin received rent relief requests from tenants representing 22% of total monthly rent. Griffin has not received any new requests for rent relief subsequent to April 30. Griffin has not finalized agreements with the three tenants whose rent relief requests remain outstanding. Based on the current discussions with these tenants, the anticipated amount of rent relief granted in total would equate to less than 1% of Griffin's total annual rent. All other requests for rent relief were either denied by Griffin or the tenants withdrew their requests.

Second Quarter Webcast

Griffin is hosting a pre-recorded webcast that will be available starting tomorrow, July 10, 2020 at 8:00 A.M. Eastern Time, to discuss its second quarter operating results. All investors and other interested parties are invited to the listen-only webcast which can be accessed via the investor relations section of Griffin’s website at http://www.griffinindustrial.com/investors or by logging on at https://services.choruscall.com/links/grif200710.html. The webcast will be available through October 10, 2020.

About Griffin

Griffin is a real estate business principally engaged in developing, acquiring, managing and leasing industrial/warehouse properties. Griffin currently owns 42 buildings totaling approximately 4.6 million square feet (approximately 4.2 million of which is industrial/warehouse space) in Connecticut, Pennsylvania, North Carolina and Florida in addition to over 3,400 acres of undeveloped land.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include Griffin’s beliefs and expectations regarding future events or conditions including, without limitation, statements regarding the outcome of discussions regarding rent relief with certain tenants. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Other important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Statements” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 30, 2019 and the “Risk Factors” section in Griffin’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2020. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.

Griffin Industrial Realty, Inc.

Consolidated Statements of Operations

(amounts in thousands, except per share data)

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	May 31, 2020	May 31, 2019	May 31, 2020	May 31, 2019
Rental revenue	$9,214	$8,421	$18,128	$16,858
Revenue from property sales (1)	101	8,660	851	9,526
Total revenue	9,315	17,081	18,979	26,384

Operating expenses of rental properties	2,470	2,419	5,326	5,084
Depreciation and amortization expense	3,359	2,939	6,594	5,881
General and administrative expenses	2,438	1,809	4,495	3,899
Costs related to property sales	19	1,009	185	1,823
Total expenses	8,286	8,176	16,600	16,687

Gain on insurance recovery (2)	—	126	—	126
Operating income	1,029	9,031	2,379	9,823

Interest expense (3)	(1,899)	(1,618)	(3,691)	(3,268)
Investment income	2	89	28	181
(Loss) income before income tax benefit (provision)	(868)	7,502	(1,284)	6,736
Income tax benefit (provision)	175	(1,683)	271	(1,503)
Net (loss) income	$(693)	$5,819	$(1,013)	$5,233

Basic net (loss) income per common share	$(0.14)	$1.15	$(0.20)	$1.03

Diluted net (loss) income per common share	$(0.14)	$1.14	$(0.20)	$1.03

Weighted average common shares outstanding for computation of basic per share results	5,125	5,067	5,100	5,066

Weighted average common shares outstanding for computation of diluted per share results	5,125	5,107	5,100	5,097

(1) Revenue from property sales in the three months and six months ended May 31, 2019 included $7,700 from the sale of approximately 280 acres of undeveloped land in Simsbury, Connecticut.

(2) Reflects the settlement of an insurance claim for storm damage to Griffin’s nursery farm in Quincy, Florida that had been leased to a nursery operator. The lease terminated in fiscal 2018 upon the bankruptcy filing of the former tenant.

(3) Interest expense is primarily for mortgages on Griffin’s rental properties.

Griffin Industrial Realty, Inc.

Non-GAAP Reconciliations – Leasing NOI and Cash Leasing NOI

(amounts in thousands)

(unaudited)

Net operating income from leasing (“Leasing NOI”) and net operating income from leasing on a cash basis (“Cash Leasing NOI”) are as follows:

	For the Three Months Ended		For the Six Months Ended
	May 31, 2020	May 31, 2019	May 31, 2020	May 31, 2019
Rental revenue	$9,214	$8,421	$18,128	$16,858
Operating expenses of rental properties	2,470	2,419	5,326	5,084
Leasing NOI	6,744	6,002	12,802	11,774
Noncash rental revenue including straight-line rents	(540)	(378)	(1,052)	(1,008)
Cash Leasing NOI	$6,204	$5,624	$11,750	$10,766

Reconciliations of net income (loss) and operating income to Leasing NOI and Cash Leasing NOI are as follows:

	For the Three Months Ended		For the Six Months Ended
	May 31, 2020	May 31, 2019	May 31, 2020	May 31, 2019
Net (loss) income	$ (693)	$ 5,819	$ (1,013)	$ 5,233
Income tax benefit (provision)	175	(1,683)	271	(1,503)
Pretax (loss) income	(868)	7,502	(1,284)	6,736
Exclude:
Investment income	(2)	(89)	(28)	(181)
Interest expense	1,899	1,618	3,691	3,268
Operating income	1,029	9,031	2,379	9,823
Exclude:
Gain on insurance recovery	-	(126)	-	(126)
Costs related to property sales	19	1,009	185	1,823
Depreciation and amortization expense	3,359	2,939	6,594	5,881
General and administrative expenses	2,438	1,809	4,495	3,899
Revenue from property sales	(101)	(8,660)	(851)	(9,526)
Leasing NOI	6,744	6,002	12,802	11,774
Noncash rental revenue including straight-line rents	(540)	(378)	(1,052)	(1,008)
Cash Leasing NOI	$ 6,204	$ 5,624	$ 11,750	$ 10,766

Leasing NOI	$ 6,744	$ 6,002	$ 12,802	$ 11,774
Exclude:
Rental revenue from non-industrial/warehouse properties	(1,549)	(1,493)	(3,086)	(3,011)
Operating expenses of non-industrial/warehouse properties	663	761	1,509	1,618
Leasing NOI of industrial/warehouse properties	5,858	5,270	11,225	10,381
Noncash rental revenue including straight-line rents of industrial/warehouse properties	(387)	(346)	(707)	(959)
Cash Leasing NOI for industrial/warehouse properties	$ 5,471	$ 4,924	$ 10,518	$ 9,422